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                                        EXHIBIT 11

                             SERVICEMASTER LIMITED PARTNERSHIP
                 EXHIBIT REGARDING DETAIL OF INCOME PER SHARE COMPUTATION
                           (In thousands, except per share data)

                                                       Years Ended December 31,

                                                   1994     1993      1992
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Number of shares used in computing
     income per share and equivalent
     shares--Shares outstanding on
     weighted average basis. . . . . . .         75,748     75,235    74,023

Equivalent shares--
     Options and subscriptions outstanding        1,690      1,611     1,665
     . . . . . . . . . . . . . . . . . .          -----      -----     -----
Total weighted average and equivalent shares     77,438     76,846    75,688
     . . . . . . . . . . . . . . . . . .         ======     ======    ======
Primary earnings per share . . . . . . .          $1.81      $1.90     $1.61
     . . . . . . . . . . . . . . . . . .          =====      =====    ======
Net income . . . . . . . . . . . . . . .       $139,883   $145,947  $122,065

Interest on convertible debentures . . .          2,078      2,539     2,374
     . . . . . . . . . . . . . . . . . .          -----      -----     -----
Adjusted net income. . . . . . . . . . .       $141,961   $148,486  $124,439
     . . . . . . . . . . . . . . . . . .       ========   ========  ========
Weighted average number of common
     shares outstanding. . . . . . . . .         77,656     77,466    75,747

     Other potentially dilutive securities        1,448      2,037     2,220
     . . . . . . . . . . . . . . . . . .         ------     ------    ------
Total weighted average number
     of shares . . . . . . . . . . . . .         79,104     79,503    77,967
     . . . . . . . . . . . . . . . . . .         ======    =======   =======
Fully diluted earnings per share . . . .          $1.79      $1.87     $1.60
     . . . . . . . . . . . . . . . . . .          =====    =======   =======
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